Exhibit 10II

Memorandum of Agreement

This agreement is made as of the 1st day of October 2004, by and between:

Boomerang Tracking Inc., a corporation duly incorporated under the laws of Canada, with its head office situated at 92801’Acadie Blvd., Montreal, Quebec, H4N 3C5; (“Boomerang”)

And:	Bell Canada, a corporation duly incorporated under the laws of Canada, with its head office situated at 1050 Beaver Hall Hill, Montreal, Quebec, H2Z 1S4; (“Bell”)

And:	Bell Mobility Inc., a corporation duly incorporated under the laws of Canada, with its head office situated at 1000 de la Gauchetiere West, Suite 4100, Montreal, Quebec, H3B 5H8; (“Bell Mobility”)

Recitals:

A.	Bell Mobility (then “Bell Mobility Cellular Inc.”) and Boomerang signed an agreement dated July 1, 1998 (the “Wireless Services Agreement”) and renewed on July 1, 2001 for the provision by Bell Mobility to Boomerang of certain wireless telecommunications services for resale to Boomerang’s customers.

B.	The Wireless Services Agreement included the provision of certain location services to Boomerang. Such services were initially performed by Bell Mobility’s corporate security department. Subsequent to the execution of the Wireless Services Agreement, Bell Mobility’s corporate security functions were re- organized and provisioned thereafter by Bell Canada,

C.	The parties wish to (i) amend the Wireless Services Agreement to remove responsibility for location services from Bell Mobility and attribute such responsibility to Bell; (ii) define the location services provided by Bell to Boomerang relating to the locating of Boomerang tracking devices; and (iii) establish a new pricing structure for the location services.

Section 1. - Overview of the Agreement

Except as expressly modified by this Agreement, the parties agree that the applicable terms and conditions of the Wireless Services Agreement are hereby incorporated by reference into this Agreement and shall govern the relationship of the parties as applicable. All references to Bell Mobility Cellular Inc. in the Wireless Services Agreement shall be replaced by references to Bell as appropriate for the purposes of this Agreement.

1.1	In general terms, the services to be provided by Bell are the following:

1.2.1	Location Services. At Boomerang’s request, Bell will provide information on the date, time and location of the cell site where a Boomerang proprietary tracking device has registered as well as other information which enables Boomerang, with the use of its proprietary tracking equipment, to identify the exact location of a tracking device; and

1.2.2	Daily status reports on the registration of tracking devices. Each Boomerang tracking device registers on Bell’s network periodically. Bell will provide daily reports to Boomerang to confirm if each tracking device has registered on its network.

The services provided by Bell hereunder (“Location Services”) are further described in Section 2. hereof.

Section 2. - Description of the Location Services

2.1	Bell shall render the following to Boomerang:

2.1.1	Automated Vehicle Location Reports. (VLR). Bell shall make available to Boomerang, via e-mail, automated vehicle location reports (“VLRs”) for all Boomerang tracking devices, which include all information communicated by the tracking device during its last registration in a switch. All requests for VLRs must be made to Bell by e-mail. The following information shall be supplied to Boomerang in each VLR:

•	Boomerang tracking device phone number;

•	Switch and cellsite location;

•	Antenna & direction;

•	Strength of the signal; and

•	Time and date of the registration.

In the event that Bell obtains no response from a tracking device, a message will be returned to Boomerang identifying the status of the registration as “Nil”. This information shall be made available to Boomerang 24 hours per day, 7 days per week,

2.1.2	Telephone assistance for VLRs. Alternatively, upon request from Boomerang, Bell shall provide assistance by telephone to Boomerang to communicate the information provided in Section 2.1,1. This on-line assistance shall be made available 24 hours per day, 7 days per week, These requests must be limited to emergency situations only, since the VLR information is available through the automated application.

2.1.3	Voice channel information. Voice channel information reports shall be made available to Boomerang 24 hours a day, 7 days per week to enable Boomerang to perform its tracking. Such information shall be made available to Boomerang via e-mail, through Bell’s automated system, or alternatively, by telephone, on a priority basis. The communication of such reports may be affected by switch failures or other technical problems of a similar nature. In such an event, Bell will use reasonable efforts to notify Boomerang of the problem and provide the reports as soon as they are made available to Bell.

2.1.4	HLR Reports. Bell shall provide daily status reports (HLRs) on the status of the registration of all Boomerang tracking devices. These reports must include all information specified in the (insert title of report) attached hereto as Appendix “A”.

2-1.5	Deny Termination Numbers (DIM). & Mobile Identification Number (MINI Validation). Bell shall proceed monthly to effect DTM & MIN validation:

•	Bell will verify monthly all DTMs not activated in the base (Boomerang billed numbers) and all units will be restored to the original state.

•	In the event that Bell Mobility reassigns a MIN to one of its customers which has already been assigned to Boomerang, Bell will follow up with Bell Mobility Customer Services (“BMSC”) to ensure that the number assigned to the Bell Mobility customer is modified and that the number is reassigned to the appropriate Boomerang device. Should the Boomerang device be in a situation of theft, Bell shall execute an ESN disregard on a temporary basis until the device is located to allow for and complete the tracking of the Boomerang device.

2.1.6	Customer Service Support. Bell shall provide customer service support to Boomerang.

2.1.7	Hardware and software. Bell has developed a system comprised of hardware and software to enable it to render the Location Services to Boomerang as well as for the rendering of the automated application services described herein

•	Bell shall provide hardware and software support and maintenance.

•	Bell shall provide application support to Boomerang for the automated information requests provided in Section 2.1.1 hereof.

•	The hardware and software support and maintenance and the application support must be available 24 hours per day, 7 days per week. Should Boomerang encounter problems with the automated application services, it shall contact Bell’s Network Surveillance Center(CSR).

•	Should Boomerang require modifications to this automated information system, Bell shall provide, at no extra cost to Boomerang, the equivalent of one man month of application development services per year. Modifications requiring more than one man month per year will be made by Bell with the prior written approval of Boomerang who shall bear the additional cost.

•	If preventive or corrective maintenance is required on Bell’s servers, Boomerang will be advised prior to shutdown to avoid any disturbance (no less than 2 hours in advance should this maintenance be scheduled), and will provide Boomerang with the estimated duration of the shutdown of the system. Bell shall collaborate with Boomerang to minimize disturbance to its operations and to re-establish service as soon as possible. If the automated system is not available, telephone assistance will be provided by Bell. In these cases, Boomerang will be asked to minimize calls made to Bell, however Bell shall provide a dedicated employee to offer telephone assistance exclusively to Boomerang.

2.2	For security reasons, Bell will supply the VLR and voice channel information only to Boomerang employees specifically authorized by e-mail by a Boomerang Director of Security or Vice-President of Technology, Any addition or deletion to the list of authorized Boomerang employees may be made only by the Boomerang Director of Security or by the Vice-president of Technology. Boomerang will advise Bell in a timely fashion should there be a change in the individual who fulfils the position of Director of Security or Vice-President of Technology.

2.3	Boomerang may issue up to 3,200 telephone requests per month to Bell. Additional telephone requests may be made should the automated system be out of service for any reason. The automated system’s good functioning is based on the provision of a maximum of 43,000 requests per month. When 200,000 MINs are activated by Boomerang from BMCS, Bell and Boomerang shall collaborate to develop measures to increase the number of requests made on the automated system, if required.

2.4	Bell shall implement its automated application system to ensure that all voice channel requests made by Boomerang’s security central be considered as priority calls in the system.

2.5	A document was given to Boomerang to identify all necessary information required for Boomerang’s operation. This document is called “Dictiormaire VLR Automatique” attached hereto as Appendix “B”, The introduction of the Voice Channel and the Priority Process will be added to the existing functionality. The documentation will be updated to reflect the new options added. The format and messages required to handle the VLR and tracking request for both Boomerang unit 1 & 2, will be covered in the new document which will be supplied prior to the roll-out.

Section 3. - Term of the Agreement

Notwithstanding its date of execution, this Agreement will come into effect on January 1st, 2004, and will end upon the termination or non-renewal of the Wireless Service Agreement.

Section 4. - Price and Terms of Payment

4.1	Bell shall charge Boomerang a fixed price of $0.16 per month per active MJN. License fees related to Bell’s automated application are included. If 250,000 MINs are activated by Boomerang from BMCS, Bell and Boomerang shall, upon the delivery of a written notice by Bell to Boomerang and Bell Mobility no later than ninety (90) days after the first day of the month following the invoice showing that 250,000 MINs have been activated, review the Agreement for the only purpose of modifying the monthly price per active MM.

4.2	Bell shall invoice Boomerang in accordance with the applicable provisions of Section 2.0 of Schedule B to the Wireless Services Agreement.

Section 5. - Notices

5.1	Section 17 of the Wireless Services Agreement is hereby amended by adding the following:

If to Bell:	Bell Canada
700 de la Gauchetiere West
Montreal, Quebec
Attention: Rene Pouliot
Fax:(514) 391-3146
E-mail:

With a copy to:	Bell Canada Law Department
1000 de la Gauchetiere West
Suite 3900
Montreal, Quebec
H3B5H8
Attention: Senior Counsel
Fax:(514) 870-4819

Section 6. - Entire Agreement

6.1	Subject to subsection 1,1, this Agreement cancels all prior agreements between Bell and Boomerang relating to the Location Services and constitutes the entire agreement between Bell and Boomerang relative to the Location Services. This Agreement does not cancel the Wireless Services Agreement between Boomerang and Bell Mobility, except as provided for herein,

6.2	To the extent of any conflict or inconsistency between the Wireless Services Agreement and this Agreement, the terms and conditions of this Agreement shall prevail.

This Agreement shall extend to and bind the heirs, successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties have caused their authorized representatives to execute this Agreement effective as of the date set forth in Section 3,

BELL CANADA	BELL MOBILITY INC.

/s/ M. Boychuk	/s/ Claude Rousseau
Signature	Signature
Claude Rousseau

Name	Name
SVP Enterprise Bell Mobility

Title	Title

Date:	Date:

BOOMERANG TRACKING, INC.
/s/ Peter Lashchuk
Signature

Peter Lashchuk
Name

President
Title
Date; October 1, 2004